                                                                   Exhibit 10.51






                         DSC MARKETING SERVICES, INC.

                               SUPPLY AGREEMENT

                           COMMUNICATIONS EQUIPMENT

                                     INDEX
                                                                            Page

ARTICLE 1.   SCOPE......................................................... 1
ARTICLE 2.   ORDERING PROCEDURES........................................... 1
ARTICLE 3.   CONTRACT PRICE................................................ 2
ARTICLE 4.   PAYMENT TERMS................................................. 2
ARTICLE 5.   DELIVERY, TITLE AND RISK OF LOSS.............................. 3
ARTICLE 6.   TERMINATION................................................... 3
ARTICLE 7.   SUBCONTRACTING................................................ 3
ARTICLE 8.   WARRANTY...................................................... 3
ARTICLE 9.   WARRANTY ON REPAIRED MATERIALS................................ 4
ARTICLE 10.  LIMITATION OF LIABILITY....................................... 4
ARTICLE 11.  TECHNICAL SUPPORT............................................. 4
ARTICLE 12.  SOFTWARE LICENSE.............................................. 5
ARTICLE 13.  TRAINING...................................................... 5
ARTICLE 14.  DOCUMENTATION................................................. 5
ARTICLE 15.  PROPRIETARY RIGHTS/NON-DIVULGENCE............................. 6
ARTICLE 16.  EXCUSABLE DELAY............................................... 6
ARTICLE 17.  GENERAL INDEMNITY............................................. 6
ARTICLE 18.  REMEDIES...................................................... 7
ARTICLE 19.  PURCHASER'S RESPONSIBILITIES.................................. 8
ARTICLE 20.  HARDWARE AND SOFTWARE VERIFICATION............................ 8
ARTICLE 21.  NOTICES....................................................... 8
ARTICLE 21.  ENTIRETY OF AGREEMENT......................................... 8

ATTACHMENT A
------------
  PRICE LIST

                                SUPPLY AGREEMENT

This supply agreement (the "Agreement" is made and entered into on February 26, 1990, by and between DSC Marketing Services, Inc. ("DSC"), a Delaware corporation, with its principal place of business at 1000 Colt Road, Plano, Texas, and Consolidated Network Corp. ("Purchaser"), a ________ corporation, with its principal place of business at 11701 Bormon Drive, St. Louis, MO 63146.

ARTICLE 1.  SCOPE

1.1 The term of the Agreement shall run from the date first mentioned above through March 30, 1990.

1.2 During the term of this Agreement in accordance with each purchase order issued by Purchaser and accepted by DSC, DSC shall:

     a. Engineer, sell and deliver that equipment so specified in the order ("Equipment" being defined as the hardware component of each product being offered under the terms and conditions of the Agreement);

     b. Grant to Purchaser a nonexclusive, paid-up license to use the software ("Software" is defined as set forth in Article 12) during the useful life of the associated Equipment on the terms and conditions set forth in the Software License, Article 12; and

     c. Test and install the Equipment and/or Software (hereinafter "Installation Services"), if Purchaser elects to purchase such services or such services are included in the price of the Equipment or Software.

ARTICLE 2.  ORDERING PROCEDURES

2.1 The following procedures shall be followed with respect to each purchase order issued by Purchaser and accepted by DSC:

     a. During the term of this Agreement, Purchaser will inform DSC of its intent to purchase or license Equipment, Software, Installation Services, or Systems ("System" or "Systems" being defined as those products composed of a combination of both hardware and software) by sending to DSC a written order. This written order, hereinafter referred to as the "Purchase Order", will state the type of Equipment, Software, System, or Installation Services that Purchaser wants to purchase or license, the price of the ordered items (hereinafter referred to as the "Contract Price"), as set forth in Attachment A, "Price List", which is hereby incorporated by reference, and the proposed delivery dates and installation dates, if applicable.

     b. Each Purchase Order shall specifically incorporate by reference the terms and conditions of this Agreement. In the event of a conflict between the terms and conditions of this Agreement and of any Purchase Order issued hereunder or if the Purchase Order does not reference the terms and conditions of this Agreement, the terms and conditions of the Purchase Order shall control.

ARTICLE 3.  CONTRACT PRICE

3.1 The Contract Price for each item of Equipment, Software, Installation Services, or Systems is as specified in Attachment A and shall be paid to DSC in United States dollars. The Contract Price includes:

     a.   The price of the Equipment;

     b.   The fee for the licensing of the Software;

     c. If Installation Services are ordered, the charges for installing and testing each unit of Equipment, Software or System;

     d. The charges for the warranty of the Equipment and Software in accordance with Article 8;

3.2  The Price, as listed in Attachment A, shall not include:

     a. Taxes assessed against or payable by DSC in connection with the installation or the sale of the Equipment and the licensing of the Software. Unless prohibited by law, Purchaser shall pay to DSC the amount of any Federal, State, City or other tax which DSC may be required to pay on account of (a) the installation of the Equipment and Software; (b) the transportation, sale or use of the Equipment;
          (c) the transportation, licensing or use of the Software; and (d) any other aspect of DSC's performance under this Agreement except for any tax assessed upon DSC's net income;

     b. Charges for the shipment of the Equipment or any part thereof from its point of manufacture, DSC agrees to prepay for the Purchaser the cost of any such shipment from the point of manufacture to the destination designated by Purchaser, and Purchaser shall promptly pay the amount of said shipping costs to DSC upon receipt of the Invoice therefor, which payment shall be in addition to the Contract Price; and

     c. All utility charges including, but not limited to, charges for Central Office Trunks, Tie Lines, and supporting interconnecting devices, if required, from the utility.

ARTICLE 4.  PAYMENT TERMS

4.1 DSC will issue an invoice ("Invoice") to Purchaser upon shipment. The Invoice shall state the Equipment, Software, or Systems so ordered and the Contract Price of such items. Installation Services shall be invoiced separately upon completion of the such Installation Services. The Invoice shall also state the total due to DSC from Purchaser ("Invoice Total") which shall include the Contract Price, and any applicable taxes and/or delivery fees.

4.2 Payment of the Invoice Total shall be rendered within thirty (30) days after the date of the Invoice. All invoices not paid within thirty (30) days as stated herein shall be subject to a late payment charge of one percent (1%) per month on the unpaid balance.

4.3 Unless otherwise agreed to in writing by DSC, until the Invoice Total is paid in full, DSC shall retain a security interest in the Equipment. Purchaser agrees to execute and furnish to DSC any and all documentation necessary for the perfection of such security interest. Purchaser shall not sell or lease the Equipment, allow any liens or encumbrances to attach to the Equipment (other than DSC's security interest), or remove the Equipment from the installation site without DSC's written consent prior to payment in full of the Invoice Total.

ARTICLE 5.  DELIVERY, TITLE AND RISK OF LOSS

5.1 Shipment of the Equipment and Software shall be F.O.B. DSC's manufacturing site.

5.2 Risk of loss or damage to the Equipment shall pass to Purchaser upon delivery to the Purchaser.

5.3 Title to the Equipment shall pass to Purchaser upon Purchaser's payment of the Invoice Total.

ARTICLE 6.  TERMINATION

Purchaser may at any time prior to shipment terminate any Purchase Order(s) placed by it hereunder. Purchaser shall notify DSC as soon as Purchaser knows of the need to terminate any Purchase Order. In such event, Purchaser's liability to DSC with respect to such terminated Purchase Order(s) shall be as follows:

      Number of Days Written           Termination Charge
       Notice Given Prior to          (As a Percentage (%)
      Scheduled Shipment Date         of the Invoice Total)
      -----------------------        -----------------------
             Over 60 days                         0
             45 to 60 days                       15
             30 to 45 days                       30
             15 to 30 days                       45

ARTICLE 7.  SUBCONTRACTING

7.1 DSC reserves the right to subcontract such portions of the (a) Equipment manufacture and/or Software, and/or (b) Installation to subcontractors of DSC's choice as DSC deems appropriate.

ARTICLE 8.  WARRANTY

8.1 THE WARRANTIES SET FORTH IN ARTICLE 8 AND ARTICLE 9 ARE IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESSED OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR INTENDED OR PARTICULAR PURPOSE.

8.2 DSC warrants that the Equipment sold to Purchaser or the Software licensed to Purchaser under this Agreement shall, under normal use and service, be free from defects in materials and faulty workmanship. If Installation Services are ordered, the warranty period shall be twelve (12) months from the earlier of the following dates: (1) Completion of Installation (as defined in Article 20); or (2) thirty (30) days after shipment to Purchaser's site. If Installation Services are not ordered, the warranty period shall be (12) months from shipment to Purchaser. (Hereinafter these periods of time shall be collectively referred to as the "Initial Warranty Period").

8.3 DSC's obligation and Purchaser's sole remedy under this article are limited to the repair or replacement, at DSC's option, of the defective Equipment or Software. DSC shall have no obligation to remedy any such defect if it can be shown: (a) that the Equipment or Software was altered, repaired, or reworked by any party other than DSC without DSC's written consent; (b) that such defects were the result of Purchaser's improper storage, mishandling, abuse, or misuse of the Equipment or Software; (c) that such defects were the result of

     Purchaser's use of the Equipment or Software in conjunction with equipment electronically or mechanically incompatible or of an inferior quality; or
     (d) that the defect was the result of damage by fire, explosion, power failure, or any act of nature.

8.4 In no event shall DSC be obligated to provide on-site maintenance. Subject to the provisions of this Warranty clause, defective parts or components will be returned by Purchaser to DSC's point of manufacture facility, freight prepaid, and said defective parts will be repaired or replaced by DSC at no charge to Purchaser.

8.5 Some of the parts, components and subassemblies that make up the Equipment are not manufactured by DSC. In the event that such part, component or subassembly is noted as "Vendor Equipment" in Attachment A, DSC agrees in lieu of its warranty obligation described above, to pass through to Purchaser, to the maximum extent possible, the warranty provided by the manufacturer of the part, component or subassembly.


ARTICLE 9.  WARRANTY ON REPAIRED MATERIALS

DSC warrants that the Equipment or Software returned to DSC for repair shall be warranted from defective materials and workmanship for ninety (90) days from date of shipment from DSC to Purchaser or until the end of the Initial Warranty period, whichever is longer. Risk of loss or damage to Equipment or Software returned to DSC for repair or replacement shall be borne by Purchaser until delivery to DSC. Upon delivery of such Equipment or Software, DSC shall assume the risk of loss or damage until that time that the Equipment or Software being repaired or replaced is returned and delivered to Purchaser. Purchaser will pay all transportation costs for Equipment or Software shipped to DSC for repair or replacement. DSC shall pay all transportation costs associated with returning repaired or replaced Equipment or Software to Purchaser.


ARTICLE 10.  LIMITATION OF LIABILITY

IN NO EVENT SHALL DSC HAVE ANY LIABILITY TO PURCHASER FOR INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, OR FOR LOSS, DAMAGE OR EXPENSE DIRECTLY OR INDIRECTLY ARISING FROM THE USE OF THE EQUIPMENT OR THE SOFTWARE, OR THE INABILITY TO USE THEM EITHER SEPARATELY OR IN COMBINATION WITH OTHER EQUIPMENT OR SOFTWARE, OR FROM ANY OTHER CAUSE.


ARTICLE 11.  TECHNICAL SUPPORT

11.1 DSC shall provide the following remote technical support at no charge during the Initial Warranty Period. This service includes the following:

     a. Consultation and telephone assistance, 24 hours, seven days per week, for problem isolation and correction for hardware purchased and software licensed under this Agreement;

     b.   Modem access support assistance when applicable;

11.2 On-site call-out maintenance service is available at rates in effect at the time of request.

ARTICLE 12.  SOFTWARE LICENSE

12.1 Purchaser is hereby granted a nonexclusive, nontransferable, paid-up license to use the Software only in connection with Purchaser's use of the Equipment purchased under this Agreement.

12.2 Software licensed under this Agreement is defined as computer programs contained on a magnetic tape, disc, semiconductor device or other memory device or system memory consisting of: (a) hardwired logic instructions which manipulate data in the central processor and which control input-output operations, error diagnostics and recovery routines; and (b) instruction sequences in machine-readable code that control call processing, peripheral equipment, administration and maintenance functions as well as associated documentation used to describe, maintain and use the programs.

12.3 Purchaser agrees that the Software to be provided by DSC under the Agreement or any enhancement, modification, extension or expansion thereof, or an implementation of any of the foregoing shall, as between the parties hereto, be treated as the exclusive property of DSC and as proprietary to and a trade secret of DSC. All rights, title and interest in the Software are and shall remain with DSC subject, however, to a license to Purchaser to use the software solely in conjunction with the Equipment during the useful life of the Equipment. Purchaser shall: (a) not modify the Software without the prior written consent of DSC; (b) not reproduce or copy the software in whole or in part; (c) not provide, disclose or make the Software or any portions or aspects thereof available to any person except to its employees on a "need-to-know" basis without prior written consent of DSC; (d) hold the Software and any portions or aspects thereof including related documentation in confidence for the benefit of DSC; (e) forthwith return to DSC any and all magnetic tape, disc, semiconductor device or other memory device or system and/or documentation of other material which has been replaced, modified, or updated; (f) utilize the Software or any portions or aspects thereof (including any methods or concepts utilized therein) solely in conjunction with the Equipment; (g) issue adequate instructions to all appropriate persons, and take all actions reasonably necessary to satisfy Purchaser's obligations under this license.

12.4 The obligations of the Purchaser hereunder shall not extend to any information or data relating to the Software which is now available to the general public or becomes available by reason of acts or failures to act not attributable to Purchaser.

12.5 The obligations of Purchaser under this Article 12 shall survive the termination of this Agreement for any reason and shall continued even if the Software is no longer utilized with the Equipment.


ARTICLE 13.  TRAINING

DSC shall provide, at no additional charge during the Initial Warranty Period, the training specified in Attachment A. The training will take place at DSC's facility, unless otherwise agreed to by the parties, and will consist of materials developed and controlled by DSC. All travel and living expenses for the training sessions shall be borne by Purchaser. Training after the Initial Warranty Period shall be at the then current DSC rates.


ARTICLE 14.  DOCUMENTATION

DSC shall furnish that documentation specified in Attachment A to Purchaser to be used for the operation and ongoing maintenance of the Equipment and Software. All such documentation is to be treated in accordance with the terms of Article 15. Updates to documentation shall be at no charge during the Initial Warranty Period.


ARTICLE 15.  PROPRIETARY RIGHTS/NON DIVULGENCE

15.1 All technical information, documentation, and Software supplied by DSC to Purchaser under this Agreement, except for that which may be in the public domain, shall, as between the parties hereto, be treated as the confidential and proprietary information of DSC. Purchaser, except as specifically authorized in writing by DSC, shall: (a) treat and protect all technical information, documentation, and Software received from DSC or its suppliers as confidential or proprietary information; (b) not reproduce any technical information, documentation, or Software received from DSC or its suppliers, in whole or in part; (c) use any technical information, documentation, or Software received by DSC or its suppliers only for study, operation, or maintenance purposes in connection with the Equipment; (d) indemnify DSC for any loss or damages resulting from a breach of this
     Article 15; and (e) not disclose any technical information, documentation, or Software received from DSC to any third parties.

15.2 If this Agreement is terminated or cancelled, or if Purchaser is found to have breached any of the provisions of Article 12 or 15, Purchaser agrees to immediately return all technical information, documentation, and Software to DSC. In any event, the obligations of Article 12 and 15 will survive termination of this Agreement.


ARTICLE 16.  EXCUSABLE DELAY

Neither DSC nor Purchaser shall suffer any liability for nonperformance, defective performance or late performance of the work due to causes beyond its control and without its fault or negligence such as, but not limited to, acts of God, war (including civil war), civil unrest, acts of government, fire, floods, explosions, the elements, epidemics, quarantine, restrictions, strikes, lock-outs, plant shutdown, material shortages, or delays in transportation or delays of its suppliers or subcontractors for like cause. In the event of an excusable delay as defined in the preceding sentence, then the party affected, upon giving prompt written notice to the other party, shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction, or interference (and the other party shall likewise be excused from performance of its obligations on a day-to-day basis to the extent such party's obligations relate to the performance so prevented, restricted or interfered with), provided that the party so affected shall use its best efforts to avoid or remove such causes of nonperformance and both parties shall proceed to perform with dispatch whenever such causes are removed or cease to exist. DSC reserves the right to cancel or otherwise terminate this Agreement if Purchaser's performance is delayed for a period of more than thirty (30) days.


ARTICLE 17.  GENERAL INDEMNITY

17.1 DSC agrees to indemnify and hold Purchaser harmless with respect to any suit, claim or proceeding brought against Purchaser by a third party alleging that Purchaser's use of the Equipment or the Software, separately or in combination, as a whole or in part, constitutes an infringement of any United States patent or copyright or misuse of proprietary or trade secret information. DSC agrees to defend Purchaser against any such claim and to pay all litigation costs, reasonable attorney's fees, settlement payments and any damages awarded or resulting from any such claim.

17.2 Purchaser shall promptly advise DSC of any such suit, claim, or proceeding and shall cooperate with DSC in the defense or settlement thereof. DSC shall have sole control of the defense of any action involving such a claim and of all negotiations for its settlement or compromise.

17.3 In the event that an injunction is obtained against Purchaser's use of the Equipment and/or the Software, in whole or in part, as a result of any such claim, DSC shall use its best efforts to either: (a) procure for Purchaser the right to continue using the portions of the Equipment or the Software enjoined from use; or (b) replace or modify the same with functionally equivalent or better Equipment and/or Software so that Purchaser's use is not subject to any such injunction. In the event that DSC cannot perform the remedies set forth in 17.3(a) or 17.3(b), then the Purchaser shall have the right to return such Equipment and the Software to DSC. In the event of such return, DSC shall refund the depreciated value of the Equipment and the license to use the Software within thirty (30) days of the receipt by DSC of the Equipment and the Software.

17.4 This indemnity shall not apply to claims arising in respect to the use of the Equipment or Software supplied by DSC or manufactured by its suppliers in accordance with any design or any special instruction furnished by the Purchaser, or which is used by the Purchaser in a manner or for a purpose not contemplated by this Agreement.

17.5 The provisions of this Article 17 set forth the entire obligation of DSC with respect to any claim of patent infringement, copyright infringement or misuse of proprietary or trade secret information.


ARTICLE 18.  REMEDIES

18.1 DSC shall have the right, prior to full payment of the Invoice Total, to suspend its performance under this Agreement by written notice to the Purchaser and forthwith remove and take possession of any Equipment and Software that have been delivered if the Purchaser shall: (a) file a voluntary petition under any bankruptcy or insolvency law, or file a voluntary petition under the reorganization or arrangement provisions of any law of any jurisdiction, or have proceedings under any such laws instituted against it which are not terminated within thirty (30) days of such commencement; (b) become insolvent, bankrupt, or admit in writing of its inability to pay all debts as they mature or make a general assignment for the benefit of or enter into any composition or arrangement with creditors; (c) authorize, apply for, or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets, or have proceedings seeking such appointment commenced against it which are not terminated within thirty (30) days of such commencement; or
     (d) if Purchaser attempts to resell the Equipment or System without the consent of DSC.

18.2 In the event of any material breach of this Agreement by either party which shall continue for thirty (30) or more days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the aggrieved party, the aggrieved party shall be entitled at its option: (a) if the aggrieved party is the Purchaser, to suspend its performance under Article 4 of the Agreement for as long as the breach continues uncorrected; or (b) if the aggrieved party is DSC, to suspend performance of all of its obligations under the Agreement for as long as the breach continues uncorrected; or (c) to avail itself of any and all remedies available at law or equity whether or not it elects to suspend its performance under
     Article 18.2a or 18.2b as applicable.

18.3 In the event (a) either party fails to timely discharge its obligations under this Agreement and (b) the aggrieved party employs an attorney in order to collect any amount due and unpaid, or to enforce any right or remedy hereunder, then the defaulting party agrees that, in addition to all amounts due hereunder, it shall pay all costs of collection or enforcement, including court costs and reasonable attorney's fees.

ARTICLE 19.  PURCHASER'S RESPONSIBILITIES

19.1 The Purchaser shall insure all DSC-designated personnel access to the Purchaser's premises and the Equipment during the times necessary to install, maintain and service the Equipment. DSC's personnel shall comply with site and security regulations as specified by Purchaser.

19.2 The Purchaser shall provide reasonable working space and facilities including heat, light, ventilation, electric current and outlets for use by DSC's designated personnel. Adequate storage space for equipment and materials shall be made available by the Purchaser as required. All such facilities shall be provided at no charge to DSC.

19.3 Any information DSC reasonably requests from the Purchaser and which is required for DSC to properly install or maintain the Equipment shall be provided by the Purchaser in a timely fashion and form reasonably specified by DSC.

19.4 The Purchaser shall not perform, or attempt to perform, or cause to be performed any maintenance or repair to the Equipment during the term of this Agreement, other than pursuant to this Agreement, without prior written consent of DSC.


ARTICLE 20.  HARDWARE AND SOFTWARE VERIFICATION

20.1 If installation services are ordered, DSC shall, upon completion of the installation, test the Equipment. Purchaser may witness the installation and test performance.

20.2 When the Equipment and Software have satisfactorily completed all of DSC's tests, DSC shall provide Purchaser with a "Hardware and Software Verification" certificate. Provision of the Hardware and Software Verification certificate to the Purchaser will be deemed, for purposes of this Agreement, as "Completion of Installation."


ARTICLE 21.  NOTICES

Any notice hereunder by one party to the other party shall be given in writing by cable, telex, facsimile transmission, personal delivery or posted by certified air mail with proper postage, return receipt requested, and such notice shall be effective upon receipt to the parties at the following addresses:

          If to DSC:                     If to Purchaser:

          DSC Marketing Services, Inc.   CNI
          1000 Coit Road                 11701 Borman Drive
          Plano, Texas  75075            St. Louis, MO  63146
          Attn:  Contract Manager        Attn:  James K. Ratchford


ARTICLE 21.  ENTIRETY OF AGREEMENT

21.1 Purchaser may not assign or transfer this Agreement or any rights hereunder without the prior written consent of DSC. Such consent shall not be unreasonably withheld.

21.2 This Agreement together with all attachments constitutes the entire agreement between DSC and the Purchaser with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, representations, writings, advertisements, publications and understandings of any nature whatsoever. In the event of any conflict between this Agreement and any Attachment, the provisions of this Agreement shall prevail provided, however, that to the extent possible this Agreement and the Attachments shall be construed so as to minimize conflict.

22.3 Any changes to this Agreement requested either by the Purchaser or DSC may only be effected if mutually agreed upon in writing by duly authorized representatives of the parties hereto. This Agreement shall not be modified, supplemented, or any rights of a party to it waived except by such a writing.

22.4 Failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach of the right to require performance with respect thereto, or to claim a breach with respect thereto.

22.5 The rights and obligations of the parties and all interpretations and performance of this Agreement shall be governed in all respects by the laws of the State of Texas.

21.6 If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written, such parties acting by their officers, being thereunto duly authorized.

DSC MARKETING SERVICES, INC.          PURCHASER:

By: /s/ David M. Holland             By: /s/ Wendell C. Moore
   ---------------------------           --------------------------
Title: Senior Vice President         Title: Vice President, Finance
      ------------------------              -----------------------

Date:  March 23, 1990                Date:  March 2, 1990
     -------------------------             ------------------------

                                ATTACHMENT "A"

                                  PRICE LIST
                                  ----------



                  To be agreed upon at the time of the order.

                               AMENDMENT NUMBER 4



This Amendment Number 4 ("Amendment"), effective the date of last signature below, is made to that certain Supply Agreement entered into and effective as of February 26, 1990 (the "Agreement") by and between Alcatel USA Marketing, Inc. (formerly DSC Marketing Services, Inc.), a Delaware corporation, with its principal place of business located at 1000 Coit Road, Plano, Texas 75075 ("ALCATEL") and McLeodUSA Incorporated, a Delaware corporation, with principal offices at 6400 C Street SW, Post Office Box 3177, Cedar Rapids, Iowa 52406-3177 ("McLeodUSA").

WHEREAS, the parties agree that this Amendment shall supercede the need to negotiate a new Supply Agreement as contemplated in Amendment Number 2; and

WHEREAS, ALCATEL and McLeodUSA desire to modify certain terms and conditions of the Agreement and establish the special terms and conditions in Addendum A which will apply solely to McLeodUSA's acquisition of ALCATEL's
Litespan(R)/Starspan(R) products.

NOW THEREFORE, the Agreement is hereby amended as follows:

THE FOLLOWING PROVISIONS ARE APPLICABLE TO ALL PURCHASES UNDER THE AGREEMENT. THE SPECIAL TERMS AND CONDITIONS WHICH APPLY SOLELY TO THE PROCUREMENT OF LITESPAN(R)/STARSPAN(R) PRODUCTS ARE ATTACHED HERETO AS ADDENDUM A, LITESPAN(R)/STARSPAN(R) PRODUCTS ACQUISITION PROVISIONS.

PREAMBLE

Effective on or about September 11, 1998 DSC Marketing Services, Inc. changed its name to Alcatel USA Marketing, Inc.

ARTICLE 1. SCOPE
           -----

Sub-article 1.2 is hereby replaced in its entirety with the following:

   1.2 This Agreement provides for the acquisition of: (a) equipment, components, assemblies, accessories, line cards, boards, and similar items provided by ALCATEL ("Equipment"); (b) machine readable computer programs, instruction sequences, procedures, data, logic, and/or rules that are provided by ALCATEL, exclusive of source code, in or by any form or media ("Software"); and (c) installation and testing of the Equipment and/or Software ("Installation Services") all as offered and authorized for use by ALCATEL or its affiliated companies. Equipment and/or Software may hereinafter be referred to as "Product(s)". The term "System" as used herein describes an arrangement of Equipment which, when interfaced with Software, is operable to perform predetermined functions.

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

ARTICLE 2. ORDERING PROCEDURE
           ------------------

This article is hereby replaced in its entirety with the following:

   2.1 Purchaser may purchase or license Equipment, Software, Systems, or Installation Services by sending a written order ("Purchase Order") to ALCATEL. The Purchase Order will constitute a firm offer and will identify, by quantity, part number and description, the Equipment, Software, System, or Installation Services that Purchaser desires to purchase or license, the price ("Contract Price" as defined in Article 3) of the ordered items, and the requested delivery dates and installation dates, as applicable. The terms and conditions of this Agreement shall control over any conflicting terms and conditions stated on any Purchase Order. All Purchase Orders are subject to review and acceptance by ALCATEL.

   2.2 Upon acceptance of a Purchase Order, ALCATEL shall furnish the requested Products to Purchaser for delivery on a mutually agreed upon date.

   2.3 Purchaser may, subject to mutual written agreement on the impact on the Contract Price and time of performance, make modifications to a Purchase Order any time prior to the scheduled shipment date.

   2.4 ALCATEL will provide Purchaser with a reasonable opportunity, upon at least three (3) days prior written request by Purchaser, to inspect all Equipment purchased and the operation of any Software licensed pursuant to this Agreement for conformance with ALCATEL's specifications therefor provided such inspection occurs not less than five (5) working days prior to shipment. Neither such opportunity to inspect, nor any inspection made by Purchaser prior to shipment, nor any statement or indication by Purchaser prior to Purchaser's receipt of such Equipment or Software shall in any way be deemed to constitute acceptance of such Equipment or Software by Purchaser. Unless otherwise mutually agreed, in writing, payment for Equipment or Software before inspection shall not constitute acceptance thereof and is without prejudice to claims Purchaser may have against ALCATEL with respect thereto. Equipment and Software shipped to Purchaser may be inspected by Purchaser for conformance to ALCATEL's specifications therefor within fifteen (15) days after the date of shipment and shall be deemed accepted on the fifteenth (15) day unless Purchaser advises ALCATEL, in writing, of the reason for rejection within twenty (20) days after the date of shipment. Any Product rejected by Purchaser shall be repaired or replaced in accordance with the WARRANTY provisions of this Agreement.

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

ARTICLE 3. CONTRACT PRICE
           --------------

Sub-article 3.1 is hereby modified by replacing the first sentence with the following:

   The Contract Price for each item of Equipment, Software, Installation Services, or System shall, as applicable, be specified in (i) Attachment A to this Agreement, (ii) the product pricing attachment of an amendment to this Agreement, or (iii) a valid written quotation presented to Purchaser by ALCATEL for a specific sales transaction, and shall be paid to ALCATEL in United States Dollars.

Sub-article 3.2 is hereby modified by replacing the introductory phrase of the first sentence with the following:

   The Price, as listed in the applicable document described in 3.1 above, shall not include:

ARTICLE 7. SUBCONTRACTING is hereby modified in its entirety to read as follows:
           --------------

   ALCATEL reserves the right to subcontract such portions of the (a) Equipment manufacture and/or Software development, and/or Installation Services to subcontractors of ALCATEL's choice as ALCATEL deems appropriate. In the event Purchaser deems the conduct of any on-site subcontractor to be objectionable Purchaser shall so advise ALCATEL and if, after a reasonable time, the conduct of the subcontractor has not become acceptable, Purchaser may request ALCATEL remove such subcontractor, provided, however, Purchaser shall be liable to ALCATEL for any increase in the Contract Price due to an increase in the cost or time to perform the work, by a substitute subcontractor, which is or would be performed by the subcontractor in question.

ARTICLE 8. WARRANTY and ARTICLE 9. WARRANTY ON REPAIRED MATERIALS
           --------                ------------------------------

Both of the aforementioned articles are replaced in their entirety by the following:

ARTICLE 8. WARRANTY
           --------

   8.1 ALCATEL warrants, for the applicable period stated below, that the Equipment and Software media shall, under normal use and service, be free from defects in material and faulty workmanship. ALCATEL further warrants that the Equipment and Software shall materially conform to ALCATEL's specifications therefor in effect on the date of shipment. However, ALCATEL does not warrant that Software will operate uninterrupted or error free. The initial warranty period ("Initial Warranty Period") for any Product shall be:
   (a) thirteen (13) months from the date of shipment for Product installed by ALCATEL or a ALCATEL subcontractor; or (b) twelve (12) months from the date of shipment of Product not installed by ALCATEL or a ALCATEL subcontractor. Notwithstanding the above described Initial Warranty Period, the Initial Warranty Period for ALCATEL's Litespan(R)/Starspan(R) Products

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

   shall be five (5) years under both options (a) and (b) above in lieu of the thirteen (13) and twelve (12) month periods respectively referenced therein.

   8.2 ALCATEL warrants that no later than December 31, 1998, all Product will have the following functionality: (a) no value for current date will cause any interruption in operation; (b) date-based functionality will behave consistently for dates prior to, during, and after the year 2000; (c) in all interfaces and data storage, the century in any date will be specified either explicitly or by unambiguous algorithms or inferencing rules; and (d) the year 2000 will be recognized as a leap year. The forgoing warranty shall apply only if Purchaser has implemented ALCATEL's or applicable third party's (for whom ALCATEL is the sublicensor) hardware or software patches, updates, or enhancements containing modifications to the Product, all provided at no charge, to make it meet this warranty.

   8.3 Subject to the provisions of this article, defective Product will be (a) returned by Purchaser to ALCATEL's designated facility, at Purchaser's expense, (b) repaired or replaced by ALCATEL at no charge to Purchaser, and
   (c) returned to Purchaser's point of shipment at ALCATEL's expense. Purchaser shall assume risk of loss or damage to Product returned to ALCATEL for repair or replacement until delivery to ALCATEL. Upon receipt, and until its delivery to Purchaser, ALCATEL shall assume the risk of loss or damage to the Product being repaired or replaced. Corrections to Software shall be provided electronically or on suitable media chosen by ALCATEL.

   8.4 ALCATEL's sole obligation, and Purchaser's sole remedy, under this article is limited to the repair or replacement, at ALCATEL's option, of the defective Equipment or correction of erroneous Software. In the event of a warranty claim regarding Equipment, Purchaser shall obtain a Material Return Authorization ("MRA") from ALCATEL prior to the return of any defective Equipment or part thereof. Upon receipt of the defective Equipment and the MRA or confirmation of a Software error, ALCATEL shall repair or replace the returned Equipment or correct the Software unless: (a) the Product was altered, repaired, or reworked by a party other than ALCATEL without ALCATEL's prior written consent; or (b) such defects or errors were the result of (i) Purchaser's improper storage, mishandling, abuse, or misuse of the Product; (ii) Purchaser's use of the Product in conjunction with another product which is electronically or mechanically incompatible, or of an inferior quality; or (iii) damage by fire, explosion, power failure, or any act of nature. ALCATEL shall warrant any Product corrected, repaired, or replaced for ninety (90) days from the date of correction or shipment, as applicable, or until the end of the Initial Warranty Period, whichever is longer.

   8.5 THE FOREGOING WARRANTIES ARE NON-TRANSFERABLE AND ARE PROVIDED IN LIEU OF, AND ALCATEL AND ITS SUPPLIERS AND LICENSORS DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR INTENDED OR PARTICULAR PURPOSE.

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

ARTICLE 10 LIMITATION OF LIABILITY
           -----------------------

This article is replaced in its entirety with the following:

EXCEPT WITH RESPECT TO A BREACH BY PURCHASER OF THE SOFTWARE LICENSE OR CONFIDENTIAL INFORMATION PROVISIONS OF THIS AGREEMENT IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFITS.

ARTICLE 12. SOFTWARE LICENSE
            ----------------

This Article is hereby amended in its entirety to read as follows:

   12.1 ALCATEL hereby grants Purchaser, and Purchaser hereby accepts, a nonexclusive, nontransferable license to use Software, and those features of the Software for which activation has been authorized by ALCATEL, solely on a single System, or unit of Equipment, as may be applicable. Use of the Software on multiple Systems or with any equipment furnished by a party other than ALCATEL or its authorized resellers is not licensed hereunder in the absence of a separate written agreement between the parties hereto.

   12.2 Software is proprietary to ALCATEL, and Purchaser agrees to treat such Software as "Confidential Information" (as the term is defined in this Agreement). Purchaser agrees to use such Software or any portions or aspects thereof (including any methods or concepts utilized therein) solely on the Equipment. Purchaser agrees, within thirty (30) days after the occurrence of either of the following events, to return, or certify to ALCATEL in writing the destruction of, all Software, memory media, documentation and/or other material (a) that has been modified, updated, or replaced; and/or (b) upon Purchaser's discontinued use of the Equipment. Purchaser agrees that it shall not at any time modify, disassemble, or decompile such Software, or transfer or reverse engineer any portion of the Software or functioning of any Equipment, or permit others to do so, without ALCATEL's prior written consent. Purchaser agrees it will not attempt to transfer Confidential Information, including any Software or System, without the prior written consent of ALCATEL. Purchaser further agrees that it shall not reproduce or copy such Software in whole or in part except for backup and archival purposes. Certain network management Software is provided by third parties and may be subject to additional license restrictions.

   12.3 In the event of a Purchaser breach regarding Confidential Information, ALCATEL reserves the right, upon notice to Purchaser, to (a) require the immediate return of all Confidential Information, including all applicable Software and copies thereof, wherever

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

   such Confidential Information and copies thereof shall reside, including any and all associated documentation for which Purchaser is in breach of license rights, or has not paid the applicable fee, and (b) terminate the license for such Software and associated documentation granted to Purchaser. Upon receipt of such notice, Purchaser agrees to immediately discontinue use and enjoyment of such Software and associated documentation.

   12.4 The rights and obligations of Purchaser under Articles 12 and 15 will survive expiration or termination of this Agreement for any reason, and shall continue even if the Software is no longer used with the Equipment.

ARTICLE 15. PROPRIETARY RIGHTS/NON DIVULGENCE
            ---------------------------------

This Article, including its title, is hereby amended in its entirety to read as follows:

   ARTICLE 15. CONFIDENTIAL INFORMATION
               ------------------------

   All technical information, documentation, Software, other information or data that ALCATEL supplies to Purchaser which is marked or otherwise identified as confidential and proprietary information of ALCATEL shall hereinafter be collectively referred to as "Confidential Information". Purchaser agrees that it shall: (a) not disclose any Confidential Information to any person, except to its employees having a need to know in connection with the operation and maintenance of the Products, and where applicable its contractors who also have agreed to keep it confidential; (b) not copy any Confidential Information, except as provided herein; (c) not reverse engineer or decompile any Product or Confidential Information; and (d) compensate ALCATEL for any loss or damages resulting from a breach of this Article.

ARTICLE 21. NOTICES
            -------

This Article is hereby replaced in its entirety with the following:

   Any notice to be given by one party to the other shall be in writing and transmitted by overnight courier, facsimile, cable, telex, personal delivery or posted by certified mail with proper postage, return receipt requested, and such notice shall be effective the date of transmittal if sent by facsimile, cable, or telex, or upon receipt if transmitted by personal delivery, overnight courier, or certified mail. The notice addresses of the respective parties shall be as follows:

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

   Notice to ALCATEL                          Notice to Purchaser

   Alcatel USA Marketing, Inc.                McLeodUSA Incorporated
   1000 Coit Road                             6400 C Street SW
   Plano, Texas 75075                         Post Office Box 3177
   Attn: Corporate Contracts                  Cedar Rapids, Iowa 52406-3177
                                              Attn: General Counsel

The original ARTICLE 22. ENTIRETY OF AGREEMENT is hereby renumbered as ARTICLE
                         ---------------------
23.

Add the following as a new ARTICLE 22:

   ARTICLE 22. EXPORT CONTROLS AND LEGAL COMPLIANCE
               ------------------------------------

   22.1 Each party shall comply with all laws and regulations applicable to it and/or its officers, directors, and employees in connection with this Agreement and any Equipment, Software or services, including, without limitation, the export control laws and regulations of the United States of America. Each party shall indemnify, defend, and hold the other harmless from and against any claims, suits, actions, damages, expenses, liability, and costs arising from its failure to comply with any such law or regulation, provided that the other party promptly advises it of the claim, suit or action. The indemnifying party shall have sole control over the defense and settlement of the claim, suit, or action.

   22.2 Purchaser specifically acknowledges that goods, software, or technology supplied by ALCATEL or its affiliates and subsidiaries under this Agreement are considered high-technology products subject to U.S. trade sanctions and export control laws and regulations including, but not limited to, the various Foreign Assets Control Regulations, the Export Administration Regulations, and the International Traffic in Arms Regulations. Purchaser specifically acknowledges that such goods, software, or technology obtained from ALCATEL or its affiliates and subsidiaries pursuant to this Agreement shall not be exported, reexported, transshipped, disclosed, diverted, or transferred, directly or indirectly, contrary to U.S. laws, orders, or regulations. The provisions of this Article shall survive any termination of this Agreement.

ARTICLE 23. ENTIRETY OF AGREEMENT
            ---------------------

Sub-article 23.1 is hereby revised in its entirety to read as follows:

   Purchaser may not assign or transfer this Agreement or any rights hereunder without the prior written consent of ALCATEL, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser shall have the right, upon reasonable prior written notice to ALCATEL, to assign, convey or otherwise transfer its rights and obligations under

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

   this Agreement to any entity controlled by, controlling, or under common control with Purchaser, or any entity into which Purchaser may be merged or consolidated or which purchases all or substantially all of the assets of Purchaser.

Sub-article 23.7 is hereby added to read as follows:

   23.7 Neither party shall disclose the existence of this Agreement (other than as may be required for regulatory filings), nor its terms and conditions, nor use the name of the other party in any news release, public announcement, advertisement, or other form of publicity without the prior written consent of the other party. Notwithstanding the above, in the event Purchaser receives a request, from a government entity, to disclose any terms and conditions of this Agreement Purchaser shall first advise ALCATEL, in writing, of the extent of such proposed disclosure, within reasonable time before the date such disclosure is required, to allow ALCATEL the opportunity to protest or challenge such disclosure.

Sub-article 23.8 is hereby added to read as follows:

   23.8 It is agreed between the parties that the means for resolution of any dispute, controversy or claim between the parties arising out of, or in connection with, this Agreement, or the breach, termination or validity thereof, except with regard to the ownership of intellectual property, will be resolved by mutual agreement of the parties. If such dispute, controversy, or claim cannot be settled by mutual agreement of the parties such dispute, controversy, or claim will be settled by arbitration in accordance with the Rules of Arbitration of the American Arbitration Association as in force on the date one party notifies the other, in writing, of its right to seek such arbitration. The arbitration shall be conducted by a single arbitrator selected in accordance with the aforementioned rules.
   The arbitration shall be conducted at a mutually agreed upon site. The parties agree that the arbitration award shall not be in excess of any limitations set forth in this Agreement, shall not include punitive or exemplary damages, shall be in writing, and shall be final and binding upon the parties and not subject to appeal. The costs of preparation and presentation of the arbitration case will be borne by the parties in such proportion and manner as may be provided in the arbitration award. Notwithstanding anything to the contrary contained in this Agreement, either party may have recourse to the laws and administrative, regular, or extraordinary courts or tribunals in the jurisdiction of its choice in order to apply for emergency, special or pre-judgment relief with regard to its intellectual property rights or rights to receive or make payment hereunder, and the parties agree not to contest such jurisdiction. Judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

///

Except as herein amended all other terms and conditions of the Agreement remain in full force and effect.

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by their duly authorized representatives, effective the date of last signature below.

ALCATEL USA MARKETING, INC.               McLEODUSA INCORPORATED

Signature: /s/ Doug Jacobs                Signature: Stephen C. Gray
          --------------------------                --------------------------

Name:   Doug Jacobs                       Name: Stephen C. Gray
     -------------------------------           -------------------------------

Title:  Senior Vice President             Title: President & COO
      ------------------------------            ------------------------------

Date: 1/4/99                              Date: 10/30/98
     -------------------------------           -------------------------------

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

                              AMENDMENT NUMBER 4

                                  ADDENDUM A

             LITESPAN(R)/STARSPAN(R) PRODUCT ACQUISITION PROVISIONS

The following additional terms and conditions are applicable solely to the procurement of Litespan(R)/Starspan(R) products.

VOLUME
------

McLeodUSA commits to the purchase/license and acceptance of delivery of ALCATEL Litespan(R)/Starspan(R) Equipment, Software and the option for services (for installation) totaling a minimum of Two Hundred Million Dollars ($200,000,000.00) over a six year period commencing as of March 31, 1998, based on the product deployment plan described in Attachment 1 of this Addendum A. In Attachment 2 of this Addendum A, ALCATEL has provided McLeodUSA with part numbers and pricing for all Litespan(R)/Starspan(R) components, predicated on the volume of purchases shown in Attachment 1. Each Litespan(R)/Starspan(R) configuration includes an agreed upon set of assumptions and ALCATEL furnished Equipment and Software. Three Litespan(R) configurations, exclusive of AMS applicable hardware and software, have been identified and listed below and additional configuration models can be added.

   Collocation Model (DS-1 FED) for the furnishing of ALCATEL Litespan(R) Equipment with a required fill ratio of 70% (1,352 lines) as shown in the Package Breakouts of Attachment 2 and further identified as ALCATEL part numbers 798.1012.610 through 798.1012.614.

   Collocation Model (Optical FED) for the furnishing of ALCATEL Litespan(R) Equipment with a required fill ratio of 70% (1,408 lines) as shown in the Package Breakouts of Attachment 2 and further identified as ALCATEL part number 798.1012.605 through 798.1012.609.

   Network Build Model (COT/RT/ONU) for the furnishing of ALCATEL
   Litespan(R)/Starspan(R) Equipment with a fill ratio of 100% as shown in Attachment 2.

In the event McLeodUSA does not meet the committed Litespan(R) purchases, per Attachment 1, on a cumulative basis (as measured annually, beginning on the first anniversary date of the effective date of this Amendment 4) ALCATEL retains the right to re-negotiate the applicable prices. In the event that McLeodUSA exceeds the committed purchases on a cumulative basis (as measured annually, beginning on the first anniversary date of the effective date of this Amendment 4) McLeodUSA retains the right to re-negotiate the applicable prices.

McLeodUSA retains the right to verify the industry competitiveness of the pricing and technology on an annual basis through a Request For Proposal (RFP) process. ALCATEL will receive a first right of refusal to match reasonable and legitimate offers for

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

comparable products and services based on the same criteria used for submittal and evaluation of third party proposals for the then-subject RFP.

ALCATEL agrees to make commercially reasonable effort to ship generally available products included on each McLeodUSA purchase order within eight (8) business weeks (excluding ALCATEL observed holidays) after ALCATEL's acceptance of each order provided McLeodUSA continuously provides ALCATEL with a monthly rolling forecast, in printed or electronic format commencing on the date this Amendment Number 4 becomes effective, of anticipated product purchases. The above time frame shall not be applicable to (product) purchase orders for which ALCATEL has advised McLeodUSA of a longer shipment or lead time requirement.
If, with respect to fifty percent (50%) or more of all orders to which the above stated time frame applies, ALCATEL has not shipped such orders within ten (10) weeks after ALCATEL's acceptance of such orders McLeodUSA shall have the right to re-negotiate the total commitment under this Addendum A. ALCATEL further agrees to provide McLeodUSA with product availability intervals (i.e. lead times order is required before shipment) on an annual basis.

SUPPORT
-------

ALCATEL agrees to provide a total of five (5) man-years of Operational Engineer
(OE) support during the term of this Agreement with no more than two (2) OE's committed in the first year and a maximum of three (3) OE's supporting McLeodUSA simultaneously at any point in time. These OE's will be located at McLeodUSA offices and McLeodUSA will provide all necessary office space and facilities for the OE's. McLeodUSA may request changes in OE support, by notifying ALCATEL, in writing, no less than ninety (90) days before any changes in support are to be effective. ALCATEL will pay all customary employee expenses associated with initially locating an OE to the office designated by McLeodUSA however, McLeodUSA will reimburse ALCATEL for any travel, subsistence, and/or other reasonable expenses incurred by the OE's when travel is requested or required by McLeodUSA and any expenses associated with permanently (for this project assignment) relocating any OE to another McLeodUSA office (which requires a relocation of the OE's residence) if so requested by McLeodUSA.

TRAINING
--------

ALCATEL agrees to provide on-site training classes at the rate of one (1) per quarter in years 1 and 2 of the project, and one (1) class semi-annually in years 3-6. During the first two (2) years of the project a class may be requested at any time during the year (even in advance of accrual) provided, however, no more than two (2) classes will be taught consecutively at any time. Training classes will be taught at times mutually agreed between the parties.

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

SUBCONTRACTORS
--------------

ALCATEL agrees to provide McLeodUSA with a list of ALCATEL approved installation subcontractors for Litespan(R) products.

PROVISIONING TEMPLATES
----------------------

ALCATEL agrees, once the Litespan(R) product templates are developed for McLeodUSA, to establish a method of pre-loading, at ALCATEL facilities, required Litespan(R)/Starspan(R) operating software, software keys, and pre-provisioning Litespan systems, as applicable, prior to shipment to McLeodUSA. This will be based on the predefined configuration models, as applicable.

PROBLEM ESCALATION
------------------

ALCATEL agrees to provide McLeodUSA with implementation/outage notice and escalation documentation and procedures for all ALCATEL manufactured systems.

INDUSTRY STANDARDS COMPLIANCE
-----------------------------

ALCATEL certifies that the RPOTS channel unit will meet the Industry Standard Carrier Serving Area (CSA) guidelines as specified by industry standards and if, during the period of Litespan(R) product deployment, the RPOTS channel unit does not meet the published CSA guidelines, ALCATEL will provide the appropriate channel unit to meet McLeodUSA service requirements.

ENHANCED COMMUNICATIONS
-----------------------

The parties agree to work together to establish a mutually acceptable electronic interface for order processing, trouble reporting, management reporting, forecasting, and any other procedures which can be electronically linked and automated, if possible.

BELLCORE LABS INDICES
---------------------

Bellcore Labs document TR-418, issue 2, describes a quality and reliability index in terms of "returned and failed modules" over a given volume of product. ALCATEL agrees that if, anytime after deployment of a reasonable number of Litespan(R) products, the rate of "returned and failed modules" for all Litespan(R) products deployed exceeds the Bellcore Labs applicable quality and reliability index (per TR-418, issue 2, or the then current Bellcore Labs standard) McLeodUSA has the right to temporarily or permanently cease further placement of Litespan(R) Products. However, McLeodUSA agrees that prior to taking any such action it will give ALCATEL a reasonable time to rectify any breach of the above referenced Bellcore Labs index.

   Example: Assume the Bellcore reliability index states that the "returned and failed module" rate per 1000 units deployed is 20, then McLeodUSA could

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

   require ALCATEL to take remedial action if ALCATEL's "returned and failed module" rate equals or exceeds 20.

OVERNIGHT RESPONSE
------------------

ALCATEL agrees that if McLeodUSA encounters a shortage of certain Litespan(R) components in its "Rotating Pool", upon receipt of appropriate purchase order documentation from McLeodUSA, ALCATEL will use all commercially reasonable efforts to "overnight" ship such components to McLeodUSA.

LITECRAFT(R) LICENSES
---------------------

ALCATEL agrees to provide up to forty (40) licenses, upon McLeodUSA's request, of the then current applicable version of LITECRAFT(R) software at no additional charge, thereafter each license of LITECRAFT(R) software shall cost $2,222.00.

EXTENDING THE WARRANTY
----------------------

ALCATEL will provide a five (5) year warranty on Litespan(R) products. The charge for extending the warranty to seven (7) years is an additional $2.10 per line for both copper and fiber based collocation models, payable as Litespan(R) product is ordered by McLeodUSA. The charge for extending the warranty to seven
(7) years for network build Litespan(R) products will be three percent (3%) of the purchase price of such products (excluding shipping and taxes). The additional charge for extending the warranty is to be included on each McLeodUSA purchase order.

CTAC SUPPORT
------------

ALCATEL will provide Customer Technical Assistance Center (CTAC) support, as defined in this Agreement, for either the six (6) year deployment period or the warranty period, whichever is longer, at no additional charge. Access to CTAC support by McLeodUSA personnel shall be controlled by authorization code(s) as mutually agreed by ALCATEL and McLeodUSA.

SEED STOCK
----------

McLeodUSA agrees, that by December 31, 1998, it will purchase two (2) fully functional "100% line-card filled" Litespan(R) HDT's as "seed stock" for deployment as may be deemed necessary by McLeodUSA, and to establish and maintain a complete "Rotating Pool" of spare Litespan(R) products.

SOFTWARE MAINTENANCE FEE
------------------------

ALCATEL agrees to provide annual updates, releases, and upgrades to maintain the purchased features of Litespan(R) operating software, LITECRAFT(R) software, and AMS software for: (i) a prepaid maintenance fee of $3.00 per line as lines are shipped (1,076,400 X $3.00 for a total of $3,229,200.00 over the ALCATEL Litespan(R) product deployment

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

plans); or (ii) a one-time lump-sum prepaid software maintenance fee of $2,700,000.00 (based on Attachment 1), to cover such updates, releases and upgrades through the year 2003, payable in full no later than October 30, 1998. The above charges are based on McLeodUSA performing all Litespan(R) product software upgrades and do not include any required hardware. These prepaid software maintenance fees do not include any future software features beyond the proposed GR-303, copper fed Litespan(R), Starspan(R), Integrated P-Phone, VT UPSR and current features of Litespan(R) operating software as of the effective date of this Amendment. In the event McLeodUSA elects to enhance Litespan(R) operating characteristics (for example, Broadband features), ALCATEL agrees to negotiate, in good faith, pricing for the enhanced features offered at that time.

LUMP SUM OFFER
--------------

If McLeodUSA purchases the prepaid, lump-sum software maintenance for $2,700,000.00 (see Software Maintenance Fee above), and purchases the extended
                   ------------------------
Litespan(R) products warranty for two (2) additional years pursuant to the paragraph above entitled Extending the Warranty, ALCATEL will provide two (2)
                         ----------------------
fully equipped Litespan(R) systems, configured per the defined Collocation Model configuration, at no charge for use as "seed stock" to support any immediate demand for ALCATEL Litespan(R) product. These two (2) "seed stock" systems will be shipped to a McLeodUSA designated facility upon ALCATEL's receipt of the software maintenance fee prepayment, in full, and receipt of written acknowledgment from McLeodUSA of acceptance of the extended warranty offer.

P-PHONE
-------

ALCATEL agrees, as a future feature, to provide integrated GR-303 capability for Electronic Business Sets or P-Phone capability for current Litespan(R) products with trials beginning December 18, 1998. Until the integrated P-Phone card is available ALCATEL will provide an interim solution, using other cards, for up to 2000 lines. This interim solution will be priced at $700.00 per "P-Phone equivalent" card. When the P-Phone capability is available, ALCATEL agrees to provide applicable Litespan(R) operating software and any common equipment support modules, required to support integrated P-Phone, at no additional
charge.  The integrated P-Phone card will be priced at $700.00 per card.   When
the integrated P-Phone card is available, that card can be substituted for the interim solution. If ALCATEL does not meet the P-Phone availability by December 31, 1998, McLeodUSA reserves the right to request an increase in the number of interim solution lines. It is understood that if the integrated P-Phone card is not available by June 30, 1999, McLeodUSA shall have the right to negotiate the applicable prices.

Product Credit
--------------

If McLeodUSA acquires Seventeen Million One Hundred Seventy Five Thousand Eight Hundred Ninety Two Dollars ($17,175,892.00), or more, of the total Litespan(R)/Starspan(R) product commitment during the first 24 months of the project plan, ALCATEL will grant McLeodUSA a Litespan(R) product credit of Three Hundred Sixty-Five Thousand Dollars ($365,000.00) for the FTTC trial products already delivered to McLeodUSA ATS Division in Cedar Rapids, IA. If McLeodUSA fails to achieve the Litespan(R) product purchase

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

commitment in the first 24 months of the project plan, the amount of Litespan(R) product credit will be pro-rated to the same level of actual product purchases (i.e. if 80% of purchase commitment is made, product credit would equal 80% of the product purchases for the FTTC trial). Any amount payable to ALCATEL from McLeodUSA would be due on the 25th month after execution of this Amendment.

LAB SYSTEM
----------

ALCATEL agrees to provide McLeodUSA a Litespan(R)/Starspan(R) lab system at no charge consisting of: a COT, 1 RT, and a rack mounted ONU-24, ONU-48, and ONU-96/LS 200. As ALCATEL develops new products and enhancements, McLeodUSA may elect to add these capabilities to the McLeodUSA lab for the purpose of product evaluation and network integration testing. If any new ALCATEL Litespan(R)/Starspan(R) enhancement is accepted and deployed in McLeodUSA's network, the new enhancement will remain in McLeodUSA's lab at no charge, and any item (i.e. enhancement) which is not accepted and deployed within six (6) months of delivery will be returned to ALCATEL's designated facility.

REGULATORY CHANGES
------------------

ALCATEL understands that McLeodUSA's business plans have been developed under the Telecommunications Act of 1996 and in the event that said Act's intent is modified or repealed by a governmental authority with appropriate jurisdiction to the extent that it substantially prevents McLeodUSA from continuing to implement the plans contemplated in this Amendment, ALCATEL agrees that should such regulatory conditions occur, McLeodUSA shall have the option to request re-negotiation of unit prices based on revised quantities or to re-negotiate unit prices based on the quantities purchased to date and cease any further purchases of Litespan(R)/Starspan(R) product.

LINE COST REDUCTION
-------------------

Line cost reduction can be facilitated via a multi-year discounted prepayment schedule (see table below) against the purchase price of the total number of ONU protect optics needed for McLeodUSA's network build plan. ALCATEL's calculations, assuming 90% of the anticipated Two Hundred Million Dollar ($200,000,000.00) of product purchased is for network-build applications, of the total purchase price for protection for the optical path between the HDT and the remote ONU's or BRXs is valued at Thirty-Five Million Four Hundred Thousand Dollars ($35,400,000.00) or approximately Forty-Three Dollars ($43.00) per line. ALCATEL offers McLeodUSA a discount of Five Million Four Hundred Thousand Dollar ($5,400,000.00) which would result in a net price of Thirty Million Dollars ($30,000,000.00), payable as follows:

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.

Line Cost Reduction Discounted Prepayment Schedule
--------------------------------------------------

   Year  1      Fifteen Million Dollars ($15,000,000.00)      invoice date  10/30/1998         Due 11/30/98
   Year  2      Three Million Dollars ($3,000,000.00)         invoice date  10/30/1999         Due 11/30/99
   Year  3      Three Million Dollars ($3,000,000.00)         invoice date  10/30/2000         Due 11/30/2000
  *Year  4      Three Million Dollars ($3,000,000.00)         invoice date  10/30/2001         Due 11/30/2001
  *Year  5      Three Million Dollars ($3,000,000.00)         invoice date  10/30/2002         Due 11/30/2002
  *Year  6      Three Million Dollars ($3,000,000.00)         invoice date  10/30/2003         Due 11/30/2003

* If the dollar volume of equipment delivered equals or exceeds Two Hundred Million Dollars ($200,000,000.00) in this year all remaining payments against the Thirty Million Dollars ($30,000,000.00) primary protection for the optical path become due and payable thirty (30) days after the Two Hundred Million Dollar ($200,000,000.00) volume level of equipment delivered is equaled or exceeded.

RPOTS CHANNEL UNIT PRICE DECREASE
---------------------------------

An additional discount of Twelve percent (12%) is offered on the RPOTS channel unit, decreasing the price from $250 to $221 per unit.

NOTE: The package pricing for the Collocation systems at 100% fill remains unchanged.

CONTINUOUS RPOTS PRICE DECREASES
--------------------------------

In addition, as long as McLeodUSA meets or exceeds the cumulative purchase volume shown in Attachment 1 a continuous improvement discount will be offered on the RPOTS channel unit. This discount will be cumulative and applicable at the beginning of each calendar year for new purchases to be made during that year, as follows:

               Cumulative
       Year     Discount     Discount
       ----   -----------   ---------
         1        0%            0%
         2        2%            2%
         3        2%            4%
         4        3%            7%
         5        3%           10%
         6        3%           13%

The cumulative discounts stated above are applicable to the revised ($221/unit) RPOTS channel unit price only.

NOTE: The package pricing for the Collocation systems at 100% fill remains unchanged.

                         PROPRIETARY AND CONFIDENTIAL
           to McLeodUSA Incorporated and Alcatel USA Marketing, Inc.